Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Third Fiscal Quarter Revenues Up 10% to

$14M; Net Income Up 107% to $1.5M or $0.05 Per Share

Company Cites Strong 35% Growth in Polymer Products Segment

Bethel, CT, May 4, 2006 — Memry Corporation (AMEX: MRY) reported today revenues of $13,993,000 for the third fiscal quarter ended March 31, 2006, up 10% from $12,674,000 in the comparable quarter a year earlier. Net income was up 107% to $1,521,000, or $0.05 per diluted share, compared with net income of $735,000, or $0.03 per diluted share in the comparable period last year.

For the first nine months of fiscal year 2006, revenues were $39,309,000, compared with revenues of $31,662,000 in the first nine months of fiscal 2005, an increase of $7,647,000 or 24%. Net income in the first nine months was $1,786,000, or $0.06 per diluted share compared, with net income of $1,845,000, or $0.07 per diluted share in the first nine months of fiscal year 2005.

Memry CEO Robert Belcher said, “A strong performance by our Putnam Polymer products segment drove the revenues increase during the quarter. Polymer revenues were $4,146,000, an increase of $1,074,000 or 35% over the same quarter a year earlier. This increase was led by shipments of catheter and guidewire products to a number of different customers. The Polymer products segment increased to 30% of total revenues compared with 24% of total revenues in the third fiscal quarter of 2005.

“Revenues from our Nitinol product segment were up 3% or $316,000 to $9,935,000 in the quarter. This reflected increased sales of super elastic tubing for existing customers as well as revenues from prototype development and R&D activities and several other product lines. Offsetting these increases were decreased shipments of arch wire, Nitinol tube-based stent components and microcoil and guidewire products.

“Our consolidated gross profit increased from 40% in the third fiscal quarter a year ago to 42% in the third fiscal quarter of 2006. This reflected higher gross margins in both our Polymer and Nitinol segments. The Polymer segment’s gross margin, which increased to 44% of revenues, was higher than the margin in the Nitinol segment,” Belcher said.

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Memry Corporation

Income tax expense was $737,000 for the third fiscal quarter of 2006, compared with $471,000 in the comparable period last year. Income tax expense for the third fiscal quarter of 2006 includes tax benefits of approximately $176,000 resulting from the tax effects of foreign sales in both fiscal 2005 and fiscal 2006 as well as the reversal of certain incentive stock option expenses.

“We are continuing to invest in manufacturing operations in our Polymer segment to support its growth,” Belcher said. “This includes staff, equipment and systems needed to grow the business. Our cash flow continued to be quite strong. Our net interest expense was $252,000, down from $407,000 a year ago. This was the result of the reduction in average outstanding debt.”

“This was a particularly strong quarter for our company. Our healthy increase in revenue, improved gross margins and reduced operating expenses as a percentage of revenues contributed to an exceptional increase in operating income. Polymer product sales are strong and we are hopeful that new products in the Nitinol segment will help build future revenues.”

The company will host a conference call with Belcher and senior members of the management team on Friday, May 5 at 11 a.m. Eastern. The call will cover Memry’s 2006 fiscal third quarter earnings. Belcher will open the conference call, followed by a question-and-answer session. To participate in this call, dial (877) 407-8031 any time after 10:55 a.m. Eastern on May 5. International callers should dial (201) 689-8031.

A copy of the financial statements follows.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.htm.

For more information, contact CEO Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

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Memry Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2006	June 30, 2005
ASSETS
Current Assets
Cash and cash equivalents	$5,319,000	$4,141,000
Accounts receivable, less allowance for doubtful accounts	8,294,000	5,846,000
Inventories	5,560,000	4,948,000
Deferred tax asset	1,391,000	1,391,000
Prepaid expenses and other current assets	510,000	288,000

Total current assets	21,074,000	16,614,000

Property, Plant, and Equipment	21,776,000	19,897,000
Less accumulated depreciation	(13,100,000)	(11,527,000)

	8,676,000	8,370,000

Other Assets
Intangible assets, less accumulated amortization	7,339,000	7,842,000
Goodwill	14,146,000	13,946,000
Cash collateral deposits	—	1,500,000
Deferred financing costs, less accumulated amortization	383,000	465,000
Investment	409,000	—
Note receivable	—	407,000
Deferred tax asset	2,417,000	3,508,000
Other assets	159,000	148,000

Total other assets	24,853,000	27,816,000

TOTAL ASSETS	$54,603,000	$52,800,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,911,000	$5,453,000
Notes payable	2,134,000	2,615,000
Income tax payable	19,000	204,000

Total current liabilities	8,064,000	8,272,000

Notes payable, less current maturities	8,082,000	8,759,000

Other non-current liabilities	114,000	—

Stockholders’ Equity
Common stock	289,000	286,000
Additional paid-in capital	54,678,000	53,893,000
Accumulated deficit	(16,624,000)	(18,410,000)

Total stockholders’ equity	38,343,000	35,769,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,603,000	$52,800,000

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2006 and 2005

(Unaudited)

	2006	2005
Revenues	$13,993,000	$12,674,000
Cost of revenues	8,116,000	7,602,000

Gross profit	5,877,000	5,072,000

Operating expenses
Research and development	500,000	543,000
General, selling and administration	2,819,000	2,770,000
Amortization of intangible assets	126,000	146,000

	3,445,000	3,459,000

Operating income	2,432,000	1,613,000

Other income	78,000	—

Interest
Expense	(289,000)	(437,000)
Income	37,000	30,000

	(252,000)	(407,000)

Income before income taxes	2,258,000	1,206,000
Provision for income taxes	737,000	471,000

Net income	$1,521,000	$735,000

Basic earnings per share	$0.05	$0.03

Diluted earnings per share	$0.05	$0.03

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Nine Months Ended March 31, 2006 and 2005

(Unaudited)

	2006	2005
Revenues	$39,309,000	$31,662,000
Cost of revenues	23,728,000	19,265,000

Gross profit	15,581,000	12,397,000

Operating expenses
Research and development	1,758,000	1,536,000
General, selling and administration, including separation charges of $1,130,000 in 2006	9,848,000	6,938,000
Amortization of intangible assets	378,000	254,000

	11,984,000	8,728,000

Operating income	3,597,000	3,669,000

Other income	78,000	—

Interest
Expense	(941,000)	(753,000)
Income	135,000	109,000

	(806,000)	(644,000)

Income before income taxes	2,869,000	3,025,000
Provision for income taxes	1,083,000	1,180,000

Net income	$1,786,000	$1,845,000

Basic earnings per share	$0.06	$0.07

Diluted earnings per share	$0.06	$0.07